Exhibit 10(xx)

Execution version

AMENDMENT NO. 5 TO

TRANSFER AND ADMINISTRATION AGREEMENT

THIS AMENDMENT NO. 5 TO TRANSFER AND ADMINISTRATION AGREEMENT (this "Amendment"), dated as of January 5, 2010, is by and among THOROUGHBRED FUNDING, INC., a Virginia corporation (the "SPV"), NORFOLK SOUTHERN RAILWAY COMPANY, a Virginia corporation, as originator (in such capacity, the "Originator"), and as servicer (in such capacity, the "Servicer"), the "Conduit Investors" from time to time party hereto, the "Committed Investors" from time to time party hereto, the "Managing Agents" from time to time party hereto, JPMORGAN CHASE BANK, N.A., a national banking association ("JPMorgan Chase"), as the Administrative Agent for the Investors and as a Managing Agent.  Capitalized terms used herein and not otherwise defined herein shall have the meaning given to such terms in the Transfer and Administration Agreement (defined below).

WHEREAS, the SPV, the Originator, NSC, the Conduit Investors, the Committed Investors, the Managing Agents and the Administrative Agent are parties to that certain Transfer and Administration Agreement dated as of November 8, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the "Transfer and Administration Agreement");

WHEREAS, the parties to the Transfer and Administration Agreement hereto have agreed to amend the Transfer and Administration Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

            Section 1.                 Amendments to the Transfer and Administration Agreement.  Effective as of the date first written above and subject to the execution of this Amendment by the parties hereto and the satisfaction of the conditions precedent set forth in Section 3 below, the Transfer and Administration Agreement is hereby amended as follows:

                        1.1.            Section 1.1 of the Transfer and Administration Agreement is hereby amended by deleting the defined term "Debt Rating" thereof.

                        1.2.            Section 1.1 of the Transfer and Administration Agreement is hereby amended by adding the following new defined terms in the appropriate alphabetical order:

                                "Long Term Debt Rating" means, with respect to any Obligor at any time, the senior unsecured long term debt rating assigned by S&P or Moody's for such Obligor, in each case without giving effect to any third party credit enhancement.

                                 "Short Term Debt Rating" means, with respect to any Obligor at any time, the senior unsecured short term debt rating assigned by S&P or Moody's for such Obligor, in each case without giving effect to any third party credit enhancement.

                        1.3.            The definition of "Ratings Event" set forth is Section 1.1 of the Transfer and Administration Agreement is hereby amended and restated in its entirety as follows:

                                        "Ratings Event" means, with respect to an Obligor, any of the following events shall have occurred: (i) such Obligor does not have a Long Term Debt Rating of at least "Baa3" and does not have a Short Term Debt Rating of at least "P3" by Moody's or (ii) such Obligor does not have a Long Term Debt Rating of at least "BBB-" and does not have a Short Term Debt Rating of at least "A3" by S&P.

                Section 2.                 Certain Agreement of the Parties.  Notwithstanding anything to the contrary in the Transfer and Administration Agreement, the parties hereto hereby agree that, solely for the purposes of the Servicer Report covering November 2009, the $129,414,437.12 reduction of the Unpaid Balances of the Receivables owing from Virginia Electric and Power Company resulting from the final order and judgment entered as of November 13, 2009, in Norfolk Southern Railway Company v. Virginia Electric and Power Company, No. 03000227-00, Circuit Court of Halifax County, VA, shall not constitute Dilution.

                Section 3.                 Conditions Precedent.  This Amendment shall become effective and be deemed effective, as of the date first above written, upon the later to occur of (i) the date hereof and (ii) receipt by the Agent of one copy of this Amendment duly executed by each of the parties hereto.

                Section 4.                 Reference to and Effect on the Transfer and Administration Agreement.  From and after the effective date hereof, each reference in the Transfer and Administration Agreement to "this Agreement," "hereunder," "hereof," "herein," "hereby" or words of like import shall mean and be a reference to the Transfer and Administration Agreement as amended hereby, and each reference to the Transfer and Administration Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Transfer and Administration Agreement shall mean and be a reference to the Transfer and Administration Agreement as amended hereby.

                Section 5.                 CHOICE OF LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAWS OF THE STATE OF NEW YORK BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).

                Section 6.                 Execution of Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                Section 7.                 Headings.  Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

            IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first written above.

THOROUGHBRED FUNDING, INC.,

as SPV

By: __/s/ Marta R. Stewart___________________

Name:  Marta R. Stewart

Title:    Chairman & President

NORFOLK SOUTHERN RAILWAY COMPANY,

as Originator and as Servicer

By: ___/s/ Marta R. Stewart__________________

Name:  Marta R. Stewart

Title:    Vice President & Treasurer

NORFOLK SOUTHERN CORPORATION

By:  __/s/ Marta R. Stewart__________________

Name:  Marta R. Stewart

Title:    Vice President & Treasurer

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent, a Managing Agent and a Committed Investor

By: _/s/ John M. Kuhns______________________

Name:  John M. Kuhns

Title:    Executive Director

CHARIOT FUNDING LLC,

as a Conduit Investor

By:       JPMorgan Chase Bank, N.A.,

            its Attorney-in-Fact

By: __/s/ John M. Kuhns_____________________

Name:  John M. Kuhns

Title:    Executive Director

BANK OF AMERICA, NATIONAL ASSOCIATION,

as a Managing Agent and a Committed Investor

By: __/s/ Steven Maysonet___________________

Name:  Steven Maysonet

Title:    Vice President

YC SUSI TRUST,

as a Conduit Investor

By:       Bank of America, National Association,

            as Administrative Trustee

By:  __/s/ Steven Maysonet__________________

Name:  Steven Maysonet

Title:    Vice President

VICTORY RECEIVABLES CORPORATION,

as a Conduit Investor

By:__/s/ David V. DeAngelis_____________

Name:  David V. DeAngelis

Title:    Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

NEW YORK BRANCH,

as a Managing Agent

By:__/s/ Van Dusenbury________________

Name:  Van Dusenbury

Title:    Senior Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

NEW YORK BRANCH,

as a Committed Investor

By:__/s/ George Stoecklein_____________

Name:  George Stoecklein

Title:    Authorized Signatory